EXHIBIT 10.1

March 31, 2006

M. David Jones

c/o Stanadyne Corporation

92 Deerfield Road

Windsor, CT 06095

Dear David,

This letter hereby amends your employment agreement dated January 10, 2006 (the “Agreement”) with Stanadyne Corporation (the “Company”) in accordance with the provisions of paragraph 20.

The first sentence of Paragraph 4(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Subject to the approval of the Board, the Executive shall be granted options to purchase 3,500,000 shares of common stock of Stanadyne Holdings, Inc. at a purchase price of $0.47 per share, subject to the terms and conditions set forth in any applicable option certificate, in the 2004 Equity Incentive Plan (the “Plan”), and in any applicable stockholders’ agreement.”

The last sentence of Paragraph 4(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

“In particular, you will be offered the opportunity to purchase up to Two Million Dollars ($2,000,000.00) of common stock of Stanadyne Holdings, Inc. at a purchase price of $0.47 per share; provided, however, that you must purchase such shares no later than March 31, 2006.”

If the foregoing correctly sets forth our agreement, please countersign this letter below, upon which this letter will become a binding agreement between you and the Company. Please return the executed letter to Stephen Langin at the Company.

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Stanadyne Corporation

92 Deerfield Road, Windsor, CT 06095-4209, USA

Tel: (860) 525-0821; www.stanadyne.com

Sincerely,

Stanadyne Corporation

By:	/s/ Stephen S. Langin
	Name:	Stephen S. Langin
	Title:	Vice President and Chief Financial Officer

Accepted and Agreed:

/s/ M. David Jones
M. David Jones